Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy, Inc. Reports First Quarter 2011 Financial Results

•	Net income of $7.7 million

•	Diluted earnings per share of $0.20

OMAHA, NE (GLOBE NEWSWIRE) – April 27, 2011 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the first quarter of 2011. Net income attributable to Green Plains for the quarter ended March 31, 2011 was $7.7 million, or $0.20 per diluted share, compared to $15.6 million, or $0.58 per diluted share, for the same period in 2010. Revenues were $812.2 million for the first quarter of 2011 compared to $426.5 million during the same period in 2010.

“We are pleased to report our eighth consecutive quarter of profitability at Green Plains,” said Todd Becker, President and Chief Executive Officer. “We continue to focus on managing risk and increasing our operating efficiency. All of our businesses performed well in the first quarter with positive operating income in each of our segments. Our production platform produced and sold a record 172 million gallons of ethanol, which is a 39 percent increase over the first quarter of last year.”

“Our corn oil extraction technology deployment is proceeding well. We now have six locations producing corn oil and expect to complete the installations at two additional plants by the end of the second quarter. Additionally, we plan on installing the extraction equipment at our recently-acquired Otter Tail ethanol plant during the third quarter,” Becker commented. “These projects have had a positive effect on operating income in this quarter, and we expect their contributions to grow as we progress through the year.”

“We have committed capital to expand our grain storage capacity at our Tennessee grain elevators and our Otter Tail ethanol facility this year by a total of 3.6 million bushels. Both of these locations will provide advantaged opportunities to originate more harvest grain directly from farmers,” Becker stated. “These projects, along with other opportunities we are pursuing, show our commitment to growing our presence as an agricultural processor and handler.”

“Similar to last year at this time, forward ethanol margins are compressed during the middle of the year with no clear visibility of acceptable margins,” stated Becker. “We have defensively locked away margins for a substantial portion of expected production in the second quarter of 2011. We also have been active in markets for fourth quarter production as we are seeing a return to more normalized industry margins. We believe the actions we have taken to diversify our business, with a goal of generating at least $50 million of total operating income annually from corn oil production, our agribusiness operations, and marketing, blending and distribution activities, will be successful.”

EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $32.0 million for the first quarter of 2011 compared to $33.2 million during the same period in 2010. Green Plains had $162.0 million total cash and equivalents and $53.8 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants) at March 31, 2011. Total cash and equivalents declined during the quarter primarily due to normal first quarter payments to farmers for grain sold to the Company in 2010 under deferred payment contracts, as well as payments on long-term debt of $23.1 million, which included free cash flow payments of $13.0 million under various loan agreements. During the quarter, Green Plains also invested cash totaling $17.7 million for the Otter Tail acquisition, corn oil extraction equipment and other capital expenditures. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

Recent Business Highlights

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On January 21, 2011, the senior secured revolving credit facility of Green Plains Trade Group was amended to increase the amount available to $70.0 million from $30.0 million. The revolving credit facility is secured by accounts receivable and other assets.

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On March 24, 2011, Green Plains completed the purchase of an ethanol plant from Otter Tail Ag Enterprises, LLC. The dry-mill ethanol plant is located near Fergus Falls, MN. Green Plains financed the $55.0 million acquisition with cash and financing from a group of lenders, led by AgStar Financial Services.

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On April 15, 2011, BioProcess Algae, LLC and Green Plains hosted U.S. Agriculture Secretary Tom Vilsack at the grand opening of Phase II of BioProcess Algae’s Grower HarvesterTM bioreactors in Shenandoah, Iowa. BioProcess Algae anticipates building an algae farm at Green Plains’ ethanol plant in Shenandoah over the coming months.

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Green Plains has begun construction on expanding its grain storage capacity by 3.6 million bushels in 2011. The construction projects are located at the Tennessee grain elevators and the Otter Tail ethanol facility. It is anticipated that the expansion projects will be completed before fall harvest. Once completed, Green Plains will own 43.3 million bushels of grain storage with 33.4 million at its agribusiness operations and approximately 9.9 at its nine ethanol plants.

Conference Call

On April 28, 2011, Green Plains will hold a conference call to discuss its first quarter 2011 financial results. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 877-868-1833 and the international dial-in number is 914-495-8604. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will also be archived and available for replay through May 5, 2011.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of nine ethanol plants in Indiana, Iowa, Michigan, Minnesota, Nebraska and Tennessee with annual expected operating capacity totaling approximately 740 million gallons. Green Plains also markets and distributes ethanol for independent ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in Iowa, southern Minnesota and western Tennessee.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, the timely completion of corn oil extraction projects, expected corn oil recovery rates, corn oil prices and operating expenses, risks related to closing and achieving anticipated results from acquisitions and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended March 31,
	2011	2010

Revenues	$812,159	$426,474
Cost of goods sold	774,709	389,000

Gross profit	37,450	37,474
Selling, general and administrative expenses	17,631	12,969

Operating income	19,819	24,505

Other income (expense)
Interest income	91	27
Interest expense	(7,556)	(4,656)
Other, net	(462)	—

Total other expense	(7,927)	(4,629)

Income before income taxes	11,892	19,876
Income tax expense	4,361	4,390

Net income	7,531	15,486
Net loss attributable to noncontrolling interests	210	90

Net income attributable to Green Plains	$7,741	$15,576

Earnings per share:
Basic	$0.21	$0.59

Diluted	$0.20	$0.58

Weighted average shares outstanding:
Basic	36,199	26,526

Diluted	42,764	27,026

Revenues increased in the first quarter of 2011 compared to the same period of 2010 primarily as a result of the acquisition of two ethanol plants from Global Ethanol, LLC in October 2010 and from additional agribusiness operations in western Tennessee acquired in April 2010. Ethanol production volumes were higher, while operating margins per gallon were lower, in the first quarter of 2011 compared to the same period of 2010. Operating expenses increased as a result of the expanded scope of the business resulting from the acquisitions completed. These factors contributed to the overall increase in revenues of $385.7 million and a decrease in operating income of $4.7 million in the first quarter of 2011 compared to the same period of 2010.

Interest expense increased $2.9 million in the first quarter of 2011 compared to the same period of 2010 due to the additional debt issued to finance acquisitions and the $90.0 million convertible debt offering completed in November 2010. Weighted average shares outstanding for diluted earnings per share purposes for the first quarter of 2011 reflect additional shares outstanding under the as-if-converted method of accounting for convertible debt. The following summarizes the effects of this method on net income attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

	Three Months Ended March 31,
	2011	2010
Net income attributable to Green Plains	$7,741	$15,576
Interest and amortization expense related to convertible debt	1,440	—
Tax savings related to interest and amortization expense on convertible debt	(518)	—

Net income on an as-if-converted basis	$8,663	$15,576

Effect of convertible debt on weighted average shares outstanding - diluted	6,280	—

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Income tax expense of $4.4 million for each of the three-month periods was favorably impacted by the release of a portion of valuation allowances against certain deferred tax assets established in prior years.

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products, collectively referred to as agribusiness, and (3) production and sales of corn oil, along with the marketing and distribution of Company-produced and third-party ethanol and distillers grains, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment are reflected in the table below as corporate activities.

The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended March 31,
	2011	2010

Revenues:
Ethanol production	$467,696	$250,053
Agribusiness	114,044	42,281
Marketing and distribution	713,458	388,095
Intersegment eliminations	(483,039)	(253,955)

	$812,159	$426,474

Gross profit:
Ethanol production	$23,207	$31,759
Agribusiness	5,941	2,769
Marketing and distribution	8,751	4,180
Intersegment eliminations	(449)	(1,234)

	$37,450	$37,474

Operating income:
Ethanol production	$19,428	$29,187
Agribusiness	894	(530)
Marketing and distribution	4,694	1,341
Intersegment eliminations	(434)	(1,234)

Segment operating income	24,582	28,764
Corporate activities	(4,763)	(4,259)

	$19,819	$24,505

Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results. Certain amounts previously reported have been reclassified to conform to the current presentation.

Ethanol Production Segment

The table below presents key operating data within our ethanol production segment for the periods indicated:

	Three Months Ended March 31,
	2011	2010

Ethanol sold	172,093	123,755
(thousands of gallons)
Distillers grains sold	505	355
(thousands of equivalent dried tons)
Corn consumed	60,371	44,635
(thousands of bushels)

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Revenues in the ethanol production segment increased by $217.6 million to $467.7 million for the first quarter of 2011 compared to the same period of 2010. Revenues for the first quarter of 2011 included production from the Lakota and Riga ethanol plants, which were acquired in October 2010, as well as production from the Otter Tail ethanol plant which was acquired in late March 2011.

Cost of goods sold in the ethanol production segment during the first quarter of 2011 increased by $226.2 million to $444.5 million compared to the same period of 2010. This increase was primarily due to a 15.7 million bushel increase in corn consumption and a 76.9% increase in the average cost per bushel during the first quarter of 2011 when compared to the same period of 2010. Depreciation and amortization expense for the ethanol production segment was $10.7 million during the first quarter of 2011 compared to $7.7 million during the same period of 2010. Operating income for the ethanol production segment for the first quarter of 2011 decreased by $9.8 million to $19.4 million compared to the same period of 2010. The reduction in operating income was primarily a result of lower operating margins per gallon when compared to the same period from the previous year.

Agribusiness Segment

The table below presents key operating data within our agribusiness segment for the periods indicated:

	Three Months Ended March 31,
	2011	2010

Grain sold	13,954	6,200
(thousands of bushels)
Fertilizer sold	3,108	656
(tons)

Agribusiness segment revenues increased by $71.8 million to $114.0 million for the first quarter of 2011 compared to the same period of 2010. Gross profit for the agribusiness segment increased $3.2 million for the first quarter of 2011 as compared to same period in 2010. Operating income was $0.9 million during the first quarter of 2011 compared to an operating loss of $0.5 million during the same period of 2010. Revenues, gross profit and operating income were higher primarily due to increased grain volumes handled as a result of the agribusiness operations acquired in western Tennessee in April 2010. The agribusiness segment’s quarterly performance fluctuates on a seasonal basis with generally stronger results expected in the second and fourth quarters of each year.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment increased $325.4 million for the first quarter of 2011 compared to the same period of 2010. The increase in revenues was primarily due to increases in the volume and price of ethanol marketed. The Company sold 277.5 million gallons of ethanol within the marketing and distribution segment during the first quarter of 2011 compared to 201.0 million gallons sold during the same period of 2010. Volumes increased 38% due to the addition of the Lakota, Riga and Otter Tail plants and expanded production at the remaining company-owned plants. Gross profit for the marketing and distribution segment increased $4.6 million for the first quarter of 2011 as compared to the same period of 2010.

Operating income was $4.7 million during the first quarter of 2011 compared to operating income of $1.3 million during the same period of 2010. Corn oil production during the first quarter of 2011 was 10.1 million pounds. During the first quarter of 2011, the Company began corn oil production at two of its plants resulting in corn oil extraction technology deployed at six plants at March 31, 2011. The operating income contribution from corn oil production in the first quarter of 2011 was $2.1 million.

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

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The following sets forth the reconciliation of net income attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended March 31,
	2011	2010
Net income attributable to Green Plains	$7,741	$15,576
Net loss attributable to noncontrolling interests	(210)	(90)
Interest expense	7,556	4,656
Income taxes	4,361	4,390
Depreciation and amortization	12,579	8,651

EBITDA	$32,027	$33,183

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	March 31, 2011	December 31, 2010
ASSETS

Current assets	$588,988	$638,773
Property and equipment, net	798,686	747,421
Other assets	46,821	43,672

Total assets	$1,434,495	$1,429,866

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$353,229	$374,590
Long-term debt	545,457	527,900
Other liabilities	33,530	29,734

Total liabilities	932,216	932,224
Total stockholders’ equity	502,279	497,642

Total liabilities and stockholders’ equity	$1,434,495	$1,429,866

At March 31, 2011, Green Plains had $162.0 million in total cash and equivalents and $53.8 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants). Total debt was $734.1 million, including $124.2 million outstanding under commodity and trade receivable revolvers in the marketing and distribution and agribusiness segments. Green Plains had total assets of approximately $1.4 billion and total stockholders’ equity of approximately $502.3 million. As of March 31, 2011, Green Plains had approximately 36.4 million common shares outstanding.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

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